Exhibit 6.2

FORM OF STARTENGINE COLLECTIBLES FUND II LLC INTERCOMPANY AGREEMENT

This intercompany agreement (“Agreement”) is made effective as of [  ], 2022 (the “Effective Date”) by and between STARTENGINE ASSETS LLC (“StartEngine Assets”), and, STARTENGINE COLLECTIBLES FUND II LLC, a Delaware limited liability company (the “Company”), provided that as the context requires, the term “Company” as used herein may refer to [SERIES NAME] a Series of STARTENGINE COLLECTIBLES FUND II LLC, and is intended to set forth certain representations, covenants and agreements between StartEngine Assets and the Company with respect to the offering (the “Offering”) for sale by the Company of its [Series] membership interests (referred to herein as the “Shares”) as described in the Company’s Offering Circular dated as of the date of its qualification by the SEC, as amended by any post-qualification amendment (the “Offering Circular”). Capitalized terms used herein and not otherwise defined herein have the meaning ascribed to such terms in the Offering Circular. StartEngine Asset and the Company may be referred to collectively herein as the “Parties”.

RECITALS:

WHEREAS, StartEngine Assets has negotiated a transaction whereby StartEngine Assets will purchase the underlying asset for the Series (the “Series Asset”) as described in the Offering Circular for the purchase price of $[__________];

WHEREAS, the purchase of the Series Asset by the Company will occur on or prior to the initial closing of the Offering and not later than   [_________];

WHEREAS, StartEngine Assets will advance all or any portion of the funds necessary to acquire the Series Asset to the Company pursuant to this Agreement;

WHEREAS, the Company intends to use the proceeds of the Offering to pay any advance made by StartEngine Assets (without interest) in cash or a combination of cash and Shares.

WHEREAS, the Parties desire to memorialize their agreement with respect to the forgoing and certain other matters set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Advance. StartEngine Assets will advance all or any portion of the funds necessary to acquire the Series Asset to the Company. If StartEngine Assets pays or has paid a deposit or other funds to the seller prior to the acquisition of the Series Asset as a prepayment of part of the purchase price, such deposit or funds shall be non-recourse to the Company prior to the acquisition of the Series Asset by the Company, at the time of acquisition of the Series Asset such amounts, if any, will be deemed to be an advance obligation payable by the Company to StartEngine Assets. An advance may only be used by the Company to purchase the Series Asset. The advance will be recorded on the books and records of the Company and StartEngine Assets as an intercompany loan and will not accrue interest. The advance will be repaid in installments upon each closing of the Offering in cash and or a combination of cash and Shares of the Company (valued at $[__] per share for such purposes). Unless the Parties otherwise agree to a different allocation, each payment that occurs in connection with a closing of the Offering shall be prorated between the true-up and the advance based on the relative size of each obligation. Under no circumstances will any portion of the advance remain as an outstanding obligation of the Company following the final closing of the Offering and the application of the use of proceeds therefrom.

2. Miscellaneous.

a.	Captions and Headings. The Article and Section headings throughout this Agreement are for convenience of reference only and shall in no way be deemed to define, limit or add to any provision of this Agreement.

b.	Assignability. This Agreement is not assignable by either of the Parties and may not be modified, waived or terminated except by an instrument in writing signed by the party against whom enforcement of such modification, waiver or termination is sought.

c.	Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns, and the agreements, representations, warranties and acknowledgments contained herein shall be deemed to be made by and be binding upon such heirs, executors, administrators, successors, legal representatives and assigns.

d.	Entire Agreement; Amendment. This Agreement states the entire agreement and understanding of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written. No amendment of the Agreement shall be made without the express written consent of the Parties.

e.	Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, which shall be construed in all respects as if such invalid or unenforceable provision were omitted.

f.	Governing Law; Venue. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the State of California without giving effect to its conflict of law provisions and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the state and federal courts located in Los Angeles County, California.

g.	Notices. All notices and communications to be given or otherwise made to either Party shall be sent to such Party at: [Address], Attention: [__________]. Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of California are legally closed for business.

h.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

STARTENGINE COLLECTIBLES FUND II LLC

INTERCOMPANY AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

STARTENGINE COLLECTIBLES FUND II LLC By; StartEngine Assets LLC, its Administrative Manager

By:
Name:	Leon Benrimon
Title:	Manager

STARTENGINE ASSETS LLC

By:
Name:	Leon Benrimon
Title:	Manager